OLD MUTUAL ABSOLUTE RETURN FUND, L.L.C.
                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

          AGREEMENT made as of the 8th day of February, 2007 and amended and restated as of the ___ day of __________, 2010 by and between Old Mutual
Absolute Return Fund, L.L.C., a Delaware limited liability company (the "Fund"), and Larch Lane Advisors LLC, a Delaware corporation ("Larch Lane"):

                              W I T N E S S E T H:

          WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company; and

          WHEREAS, Larch Lane serves as the investment adviser of the Fund and Old Mutual Absolute Return Master Fund (the "Master Fund") pursuant to agreements between Larch Lane and each of the Fund and the Master Fund, each dated October 13, 2006 (together, the "Investment Management Agreements");

          NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

          1. Larch Lane (or an affiliate of Larch Lane) agrees to waive the fees payable to it under the Investment Management Agreements (the "Investment Management Fees"), or to pay or absorb the ordinary operating expenses of the Fund (excluding interest, dividend expenses on short sales, brokerage commissions and extraordinary expenses of the Fund but including all organization and offering expenses) ("Operating Expenses") to the extent the Operating Expenses exceed 2.35% per annum of the Fund's average monthly net assets (including the Fund's portion of the Investment Management Fees and other expenses charged by the Master Fund) (the "Expense Limitation").

          2. This Agreement will remain in effect until terminated by the Fund. The Fund may terminate this Agreement upon 30 days' written notice to Larch Lane. This Agreement will terminate automatically upon the termination of the Investment Management Agreements.

          3.  The  Fund agrees to carry forward for a period not to exceed three
(3) years from the end of the fiscal year in which an expense is incurred by Larch Lane any Operating Expenses in excess of the Expense Limitation that are paid or assumed by Larch Lane (or an affiliate of Larch Lane) pursuant to this Agreement ("Excess Operating Expenses") and to reimburse Larch Lane (or an affiliate of Larch Lane) in the amount of such Excess Operating Expenses as set forth herein. Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the lower of the Expense Limitation: (i) in effect at the time the expense was incurred; or (ii) in effect at the time of reimbursement. This Agreement shall terminate in the event Larch Lane or any affiliate of Larch Lane terminates the Investment Management Agreements without the consent of the Fund (other than a termination resulting from an "assignment," as defined by the 1940 Act and the rules thereunder, of the Investment Management Agreements). If this Agreement is terminated

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by the Fund or if this Agreement terminates because the Fund terminates or fails to renew for any additional term the Investment Management Agreements, the Fund agrees to reimburse any remaining Excess Operating Expenses not previously reimbursed, such reimbursement to be made to Larch Lane not later than 30 days after the termination of this Agreement and without regard to the Expense Limitation.

          4. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          5. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

         THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

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          IN  WITNESS  WHEREOF,  the  parties hereto have executed and delivered this Agreement.

                                             OLD  MUTUAL  ABSOLUTE
                                             RETURN FUND, L.L.C.


                                             By:  ____________________________
                                             Name:
                                             Title:

                                             Date:  ____________________, 2010



                                             LARCH LANE ADVISORS LLC


                                             By:  ____________________________
                                             Name:
                                             Title:

                                             Date:  ____________________, 2010

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